Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan, the 2016 Equity Incentive Plan, and the 2016 Employee Stock Purchase Plan, of our report dated May 13, 2016, except for the effect of the reverse stock split as described in Note 13, as to which the date is September 21, 2016, with respect to the financial statements of Everspin Technologies, Inc. included in the Registration Statement, as amended (Form S-1 No. 333-213569) and related Prospectus of Everspin Technologies, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

October 6, 2016